Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ADTRAN Holdings, Inc. of our report dated March 10, 2022 relating to the financial statements of ADVA Optical Networking SE, which appears in ADTRAN Holdings, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 30, 2022. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Munich, Germany

December 23, 2022

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Jürgen Schumann	/s/ ppa. Ralph Jakobi
Jürgen Schumann	ppa. Ralph Jakobi
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)